Exhibit 99.1

CYS Investments, Inc. Announces Fourth Quarter 2011 Financial Results

For Immediate Release

NEW YORK, NY – February 7, 2012 – CYS Investments, Inc. (NYSE: CYS) (“CYS” or the “Company”) today announced financial results for the quarter and year ended December 31, 2011.

Fourth Quarter 2011 Highlights

•	GAAP net income of $44.1 million, or $0.53 per diluted share.

•	Core Earnings of $37.8 million, or $0.46 per diluted share.

•

A component of the Company’s net income for the quarter was $4.2 million, or $0.05 per diluted share, of appreciation on forward settling purchases (also referred to as “drop income”) that was accounted for as net gain from investments on our statement of operations and therefore excluded from our Core Earnings.

•	Operating expenses of 1.53% of average net assets.

•	December 31, 2011 net asset value of $13.02 per share after declaring a $0.50 dividend per share on December 8, 2011.

•	Interest rate spread net of hedge of 1.80%.

•	Weighted average amortized cost of Agency RMBS of $102.50.

Public Offering

On February 1, 2012, the Company completed an underwritten public offering of 28,750,000 shares of common stock, raising approximately $377.3 million of net proceeds, bringing the total number of shares of common stock outstanding to 111,688,636 at February 1, 2012. As of February 7, 2012 the Company had invested all of the proceeds of this offering in Agency RMBS with settlement dates between February 2012 and May 2012.

Fourth Quarter 2011 Results

The Company had net income of $44.1 million during the fourth quarter of 2011, or $0.53 per diluted share, compared to net income of $96.3 million, or $1.16 per diluted share, in the third quarter of 2011. During the fourth quarter of 2011, the Company had Core Earnings of $37.8 million, or $0.46 per diluted share, compared to $34.5 million, or $0.42 per diluted share, in the third quarter of 2011. Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding (i) net realized gain (loss) on investments and termination of swap contracts and (ii) net unrealized appreciation (depreciation) on investments and swap and cap contracts. The quarter-over-quarter increase in Core Earnings was generally the result of the decrease in operating expenses primarily due to the $4.9 million non-recurring third quarter expense associated with the internalization of management.

The Company utilizes forward settling transactions for the majority of its purchases. The benefit of purchasing assets in forward settling transactions is that the Company can purchase assets with specified stipulations such as average loan size and percentage of loans in a particular state. This customization allows the Company to better manage prepayments. In addition, forward settling purchases allow the Company to obtain an asset at a discount (also referred to as “drop”) to its current market value; however, the Company does not receive any interest income on the asset until the forward transaction settles. Obtaining the asset at a discount to market value reduces the impact of prepayments and is accretive to net asset value.

Drop income is a component of our net income accounted for as net gain from investments on our statement of operations and therefore excluded from our Core Earnings. During the fourth quarter of 2011, the Company generated drop income of approximately $4.2 million, or $0.05 per diluted share, compared to approximately $8.1 million, or $0.09 per diluted share, during the third quarter of 2011. During the fourth quarter of 2011, the Company made forward purchases of approximately $0.8 billion of Agency RMBS with a weighted average drop of approximately $0.21 per $100.00 par value per month compared to approximately $1.6 billion of Agency RMBS with a weighted average drop of approximately $0.27 per $100.00 par value per month during the third quarter of 2011.

The Company received $2.3 million of distributions from CLOs during the fourth quarter of 2011, with $1.2 million accounted for as a reduction of their cost basis and thereby excluded from our interest income and Core Earnings. This compared to distributions of $2.2 million from CLOs during the third quarter of 2011, with $1.2 million accounted for as a reduction of their cost basis.

The Company’s net asset value per share on December 31, 2011 was $13.02 after declaring a $0.50 dividend per share on December 8, 2011, compared with $12.98 at September 30, 2011. The increase was primarily the result of Agency RMBS outperforming swaps.

The Company’s operating expenses were $4.1 million, or 1.53% of average net assets, for the fourth quarter of 2011, compared to $9.8 million, or 2.33% of average net assets, for the third quarter of 2011. The decrease in operating expenses was primarily the result of the $4.9 million of non-recurring expenses incurred in the third quarter of 2011 relating to the internalization of management.

(dollars in thousands)	Three Months Ended
Key Portfolio Statistics*	December 31, 2011	September 30, 2011
Average Agency RMBS (1)	$8,624,497	$8,350,710
Average repurchase agreements (2)	7,787,405	7,474,253
Average net assets (3)	1,066,036	1,061,373
Average yield on Agency RMBS (4)	2.81%	3.02%
Average cost of funds and hedge (5)	1.01%	1.07%
Interest rate spread net of hedge (6)	1.80%	1.95%
Operating expense ratio (7)	1.53%	2.33%
Leverage ratio (at period end) (8)	7.7:1	7.7:1

(1)	Our average Agency RMBS for the period was calculated by averaging the month end cost basis of our settled Agency RMBS during the period.
(2)	Our average repurchase agreements for the period were calculated by averaging the month end repurchase agreements balance during the period.
(3)	Our average net assets for the period were calculated by averaging the month end net assets during the period.
(4)	Our average yield on Agency RMBS for the period was calculated by dividing our interest income from Agency RMBS by our average Agency RMBS.
(5)	Our average cost of funds and hedge for the period was calculated by dividing our total interest expense, including our net swap and cap interest income (expense), by our average repurchase agreements.
(6)	Our interest rate spread net of hedge for the period was calculated by subtracting our average cost of funds and hedge from our average yield on Agency RMBS.
(7)	Our operating expense ratio is calculated by dividing operating expenses by average net assets.
(8)	Our leverage ratio was calculated by dividing (i) the Company’s repurchase agreements balance plus payable for securities purchased minus receivable for securities sold (ii) by net assets. Prior to December 31, 2011, our leverage ratio was calculated by dividing total liabilities by net assets which resulted in a leverage ratio of 7.9:1 for the period ended September 30, 2011. The Company believes the new calculation is a better representation of leverage because it reflects its borrowings in connection with its portfolio by excluding receivable for securities sold, which will decrease liabilities when settled, and including payable for securities purchased, which is an additional form of leverage.
*	All percentages are annualized.

Prepayments

The portfolio recorded $577.1 million in scheduled and unscheduled principal repayments and prepayments, which equated to a constant prepayment rate (“CPR”) of approximately 19.6%, and net amortization of premium of $16.6 million for the fourth quarter of 2011. This compared to $413.6 million in scheduled and unscheduled principal repayments and prepayments, which equated to a CPR of approximately 14.9% and net amortization of premium of $12.8 million for the third quarter of 2011. The increase in prepayments and repayments was the result of (i) a further decrease in mortgage interest rates and (ii) the seasoning of our portfolio. The Company’s Agency RMBS portfolio is made up of 0.2% 2008 production; 8.1% 2009 production; 27.3% 2010 production and 64.4% 2011 production.

Dividend

The Company declared a common dividend of $0.50 per share with respect to the fourth quarter of 2011, compared to $0.55 per share for the third quarter of 2011. Using the closing share price of $13.14 on December 30, 2011, the fourth quarter dividend equates to an annualized dividend yield of 15.2%.

Portfolio

At December 31, 2011, the Company’s $9.4 billion portfolio of Agency RMBS was backed by fixed-rate mortgages and hybrid adjustable-rate mortgages (“Hybrid ARMs”) with 0 to 84 months to reset. Additional information about our Agency RMBS portfolio at December 31, 2011 is summarized below:

	Par Value	Fair Value	Weighted Average
Asset Type	(in thousands)		Cost/Par	Fair Value/ Par	MTR(1)		Coupon	CPR(2)
10 Year Fixed Rate	$272,115	$284,948	$103.96	$104.72	N/A		3.50%	13.6%
15 Year Fixed Rate	4,763,965	5,010,121	102.53	105.17	N/A		3.79%	17.8%
20 Year Fixed Rate	551,766	585,103	102.32	106.04	N/A		4.14%	28.1%
30 Year Fixed Rate	239,747	259,123	103.09	108.08	N/A		5.00%	26.3%
Hybrid ARMs	3,098,024	3,233,159	102.31	104.36	64.0		3.29%	20.3%

Total/Weighted Average	$8,925,617	$9,372,454	$102.50	$105.01	64.0	(3)	3.66%	19.5%

(1)

MTR, or “Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM. After the fixed period, 100% of the hybrid ARMS in the portfolio reset annually.

(2)

CPR is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the prior three month prepayment rate for those bonds held at December 31, 2011. Securities with no prepayment history are excluded from this calculation.

(3)	Weighted average months to reset of our hybrid ARM portfolio.

Financing, Leverage & Liquidity

At December 31, 2011, the Company had financed its portfolio with approximately $7.9 billion of borrowings under repurchase agreements with a weighted average interest rate of 0.36% and a weighted average maturity of approximately 27.6 days. In addition, the Company had payable for securities purchased of $0.5 billion. The Company’s leverage ratio at December 31, 2011 was 7.7 to 1. At December 31, 2011, the Company’s liquidity position was approximately $580.0 million, consisting of unpledged Agency RMBS, U.S. treasury bills and cash and cash equivalents. Below is a list of outstanding repurchase agreements at December 31, 2011 (dollars in thousands):

Counterparty	Total Outstanding Borrowings	% of Total	Amount at Risk (1)	Weighted Average Maturity in Days
Bank of America Securities LLC	$242,641	3.1%	$13,845	19
Bank of Nova Scotia	416,381	5.3	13,927	33
Barclays Capital, Inc.	414,103	5.3	22,235	52
BNP Paribas Securities Corp	282,544	3.6	15,142	13
Cantor Fitzgerald & Co.	411,499	5.2	23,156	36
Citigroup Global Markets, Inc.	244,284	3.1	14,065	20
Credit Suisse Securities (USA) LLC	414,021	5.2	20,060	47
Daiwa Securities America, Inc.	288,960	3.6	16,082	30
Deutsche Bank Securities, Inc.	557,902	7.1	32,141	11
Goldman Sachs & Co.	543,768	6.9	30,168	22
Guggenheim Liquidity Services, LLC	151,530	1.9	8,472	23
Industrial and Commercial Bank of China Financial Services LLC	415,863	5.3	24,429	30
ING Financial Markets LLC	419,837	5.3	23,858	19
Jefferies & Company, Inc.	101,235	1.3	5,851	17
LBBW Securities LLC	206,734	2.6	11,257	45
Mitsubishi UFJ Securities (USA), Inc.	482,404	6.1	26,354	35
Mizuho Securities USA, Inc.	297,917	3.8	16,528	20
Morgan Stanley & Co. Inc.	172,063	2.2	10,320	45
Nomura Securities International, Inc.	281,998	3.6	15,257	41
RBC Capital Markets, LLC	223,831	2.8	14,008	12
South Street Securities LLC	336,394	4.3	22,261	18
The Royal Bank of Scotland PLC	143,628	1.8	7,746	10
UBS Securities LLC	328,368	4.2	18,683	47
Wells Fargo Securities, LLC	502,909	6.4	18,302	10

Total	$7,880,814	100.0%	$424,147

(1)	Equal to the fair value of pledged securities plus accrued interest income, minus the sum of repurchase agreement liabilities and accrued interest expense.

Hedging

The Company utilizes interest rate swap and cap contracts to hedge the interest rate risk associated with the financed portion of its Agency RMBS portfolio. As of December 31, 2011, the Company had entered into 15 interest rate swap contracts with an aggregate notional amount of $4.7 billion, a weighted average fixed rate of 1.478% and a weighted average expiration of 2.5 years. At December 31, 2011, the Company had entered into three interest rate cap contracts with a notional amount of $0.7 billion, a weighted average cap rate of 1.593% and a weighted average expiration of 3.6 years. These interest rate swap and cap contracts are described below (dollars in thousands):

Interest Rate Swaps

Counterparty	Expiration Date	Fixed Pay Rate	Floating Receive Rate(1)	Notional Amount	Fair Value
The Royal Bank of Scotland plc	May 2013	1.6000%	0.5117%	$100,000	$(1,266)
The Royal Bank of Scotland plc	June 2013	1.3775%	0.5793%	300,000	(3,000)
The Royal Bank of Scotland plc	July 2013	1.3650%	0.4031%	300,000	(3,034)
Goldman Sachs	December 2013	1.3088%	0.5463%	400,000	(4,587)
The Royal Bank of Scotland plc	December 2013	1.2813%	0.5551%	500,000	(5,421)
Goldman Sachs	December 2013	1.2640%	0.5551%	400,000	(4,230)
Deutsche Bank Group	December 2013	1.3225%	0.5592%	400,000	(4,695)
The Royal Bank of Scotland plc	July 2014	1.7200%	0.5810%	100,000	(2,375)
Nomura Global Financial Products, Inc.	July 2014	1.7325%	0.4031%	250,000	(6,149)
Deutsche Bank Group	August 2014	1.3530%	0.4606%	200,000	(3,059)
Goldman Sachs	September 2014	1.3120%	0.5713%	500,000	(7,115)
Deutsche Bank Group	October 2014	1.1725%	0.3809%	240,000	(2,520)
Goldman Sachs	February 2015	2.1450%	0.4528%	500,000	(20,274)
Nomura Global Financial Products, Inc.	June 2016	1.9400%	0.5289%	300,000	(11,027)
Morgan Stanley Capital Services, Inc.(2)	December 2016	1.4263%	0.7438%	250,000	(724)

Total				$4,740,000	$(79,476)

Interest Rate Caps

Counterparty	Expiration Date	Cap Rate	Notional Amount	Fair Value
The Royal Bank of Scotland plc	December 2014	2.0725%	$200,000	$656
The Royal Bank of Scotland plc	October 2015	1.4275%	300,000	3,062
The Royal Bank of Scotland plc	November 2015	1.3600%	200,000	2,248

Total			$700,000	$5,966

(1)	Resets quarterly to 3-Month LIBOR
(2)	The interest rate swap effective date is December 19, 2012 and does not accrue any income or expense until that date.

Results for the Year Ended December 31, 2011

The Company had net income of $291.9 million during the year ended December 31, 2011, or $3.66 per diluted share, compared to $22.4 million, or $0.73 per diluted share, in 2010. The year-over-year increase in net income was primarily the result of the increase in average settled Agency RMBS combined with the increase the in fair value of Agency RMBS. During the year ended December 31, 2011 the fair market value of Agency RMBS backed by 15 year 4.0% coupons increased $2.937 to $105.515 at December 31, 2011. During the year ended December 31, 2011, the Company had Core Earnings of $135.4 million, or $1.69 per diluted share, compared to $41.5 million, or $1.40 per diluted share, in 2010. During the year ended December 31, 2011, the Company generated drop income of approximately $32.3 million, or $0.41 per diluted share, compared to approximately $29.3 million, or $1.03 per diluted share, during the year ended December 31, 2010. The year-over-year increase in Core Earnings per diluted share was primarily the result of the increase in average settled Agency RMBS. During the year ended December 31, 2011, the Company had an interest rate spread net of hedge of 1.97% compared to 2.15% in 2010.

Conference Call

The Company will host a conference call at 8:30 AM Eastern Time on Wednesday, February 8, 2012, to discuss its financial results for the quarter and year ended December 31, 2011. To participate in the event by telephone, please dial 866.356.4279 at least 10 minutes prior to the start time and reference the conference passcode 36960732. International callers should dial 617.597.5394 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed at the Company’s web site at http://www.cysinv.com. To listen to the live webcast, please visit http://www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. A dial-in replay will be available on Wednesday, February 8, 2012, at approximately 12:00 PM Eastern Time through Wednesday, February 22, 2011, at approximately 11:00 AM Eastern Time. To access this replay, please dial 888.286.8010 and enter the conference ID number 30294991. International callers should dial 617.801.6888 and enter the same conference ID number. A replay of the conference call will also be archived on the Company’s website at http://www.cysinv.com.

About CYS Investments, Inc.

CYS Investments, Inc. is a specialty finance company that invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

CYS INVESTMENTS, INC.

STATEMENTS OF ASSETS AND LIABILITIES

(In thousands, except per share numbers)	December 31, 2011 (Unaudited)	December 31, 2010*
ASSETS:
Investments in securities, at fair value (including net pledged assets of $8,412,295 and $3,671,582, respectively)	$9,466,128	$6,331,048
Interest rate swap contracts, at fair value	—	9,113
Interest rate cap contracts, at fair value	5,966	30,984
Cash and cash equivalents	11,508	1,510
Receivable for securities sold	5,550	—
Interest receivable	27,815	16,183
Other assets	1,090	429

Total assets	9,518,057	6,389,267

LIABILITIES:
Repurchase agreements	7,880,814	3,443,843
Interest rate swap contracts, at fair value	79,476	9,757
Payable for securities purchased	463,302	2,234,401
Distribution payable	—	—
Accrued interest payable (including accrued interest on repurchase agreements of $3,747 and $1,084, respectively)	15,617	9,412
Related party management fee payable	—	800
Accrued expenses and other liabilities	1,390	715

Total liabilities	8,440,599	5,698,928

NET ASSETS	$1,077,458	$690,339

Net assets consist of:
Common Stock, $0.01 par value, 500,000 shares authorized (82,753 and 59,551 shares issued and outstanding, respectively)	$828	$596
Additional paid in capital	997,884	739,005
Retained earnings (Accumulated deficit)	78,746	(49,262)

NET ASSETS	$1,077,458	$690,339

NET ASSET VALUE PER SHARE	$13.02	$11.59

*	Derived from audited financial statements.

CYS INVESTMENTS, INC.

STATEMENTS OF OPERATIONS (UNAUDITED)

	Year ended December 31,		Three months ended
(In thousands, except per share numbers)	2011	2010*	December 31, 2011	September 30, 2011
INVESTMENT INCOME - Interest income	$232,897	$75,539	$61,631	$64,566

EXPENSES:
Interest	18,789	5,056	6,437	4,778
Management fees	8,442	6,089	—	2,291
Compensation and benefits	7,837	1,459	2,365	4,338
General, administrative and other	6,910	2,913	1,708	3,203

Total expenses	41,978	15,517	10,510	14,610

Net investment income	190,919	60,022	51,121	49,956

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	35,756	6,115	7,143	13,267
Net unrealized appreciation (depreciation) on investments	225,660	(4,832)	(15,730)	107,692

Net gain (loss) from investments	261,416	1,283	(8,587)	120,959

GAINS AND (LOSSES) FROM SWAP AND CAP CONTRACTS:
Net swap and cap interest income (expense)	(55,487)	(18,564)	(13,285)	(15,469)
Net gain (loss) on termination of swap contracts	(4,903)	(36,925)	(1,411)	—
Net unrealized appreciation (depreciation) on swap and cap contracts	(100,012)	16,574	16,255	(59,125)

Net gain (loss) from swap and cap contracts	(160,402)	(38,915)	1,559	(74,594)

NET INCOME	$291,933	$22,390	$44,093	$96,321

NET INCOME PER COMMON SHARE - DILUTED	$3.66	$0.73	$0.53	$1.16

*	Derived from audited financial statements.

Core Earnings:

Core Earnings represents a non-GAAP financial measure and is defined as net income (loss) excluding net realized gain (loss) on investments, net unrealized appreciation (depreciation) on investments, net realized gain (loss) on termination of swap contracts and unrealized appreciation (depreciation) on swap and cap contracts. In order to evaluate the effective yield of the portfolio, management uses Core Earnings to reflect the net investment income of our portfolio as adjusted to include the net swap and cap interest income (expense). Core Earnings allows management to isolate the interest income (expense) associated with our swaps and caps in order to monitor and project our borrowing costs and interest rate spread. In addition, management utilizes Core Earnings as a key metric in conjunction with other portfolio and market factors to determine the appropriate leverage and hedging ratios, as well as the overall structure of the portfolio.

The Company adopted Accounting Standards Codification (“ASC”) 946, Clarification of the Scope of Audit and Accounting Guide Investment Companies (“ASC 946”), prior to its deferral in February 2008, while most, if not all, other public companies that invest only in Agency RMBS have not adopted ASC 946. Under ASC 946, the Company uses financial reporting specified for investment companies, and accordingly, its investments are carried at fair value with changes in fair value included in earnings. Most other public companies that invest only in Agency RMBS include most changes in the fair value of their investments within shareholders’ equity, not in earnings. As a result, investors are not able to readily compare the Company’s results of operations to those of most of its competitors. The Company believes that the presentation of its Core Earnings is useful to investors because it provides a means of comparing its Core Earnings to those of its competitors. In addition, because Core Earnings isolates the net swap and cap interest income (expense) it provides investors with an additional metric to identify trends in the Company’s portfolio as they relate to the interest rate environment.

The primary limitation associated with Core Earnings as a measure of the Company’s financial performance over any period is that it excludes the effects of net realized gain (loss) from investments. In addition, the Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, Core Earnings should not be considered as a substitute for the Company’s GAAP net income (loss) as a measure of our financial performance or any measure of our liquidity under GAAP.

	Year ended December 31,		Three months ended
	2011	2010	December 31, 2011	September 30, 2011
NET INCOME	$291,933	$22,390	$44,093	$96,321
Net (gain) loss from investments	(261,416)	(1,283)	8,587	(120,959)
Net (gain) loss on termination of swap contracts	4,903	36,925	1,411	—
Net unrealized (appreciation) depreciation on swap and cap contracts	100,012	(16,574)	(16,255)	59,125

Core Earnings	$135,432	$41,458	$37,836	$34,487